Exhibit 4.6(a)

[FORM OF FIXED RATE RESETTING PERPETUAL SUBORDINATED DEBT SECURITY]

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER (X) AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR (Y) AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE COMPANY AS DESCRIBED IN ARTICLE 6, PARAGRAPH 4 OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED; THE “SPECIAL TAXATION MEASURES ACT”) (A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH 11 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH 6 OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A CURRENT RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST.

BY ITS ACQUISITION OF THE SECURITIES, EACH HOLDER ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERMS OF THIS SECURITY, THE INDENTURE OR ANY OTHER AGREEMENTS BETWEEN THE COMPANY AND ANY HOLDER, TO BE BOUND BY THE PRINCIPAL WRITE-DOWN AND CANCELLATION OF INTEREST PAYMENT PROVISIONS SET FORTH HEREIN AND IN THE INDENTURE.

[CUSIP Number]: [   ]

[ISIN Code]: [   ]

[Common Code]: [   ]

No. [ ]

$[   ]

MITSUBISHI UFJ FINANCIAL GROUP, INC.

GLOBAL SECURITY

[ ]% FIXED RATE RESETTING PERPETUAL SUBORDINATED DEBT SECURITIES

(Issued on [   ])

Mitsubishi UFJ Financial Group, Inc., a corporation (kabushiki kaisha) established under the laws of Japan (the “Company”), for value received, hereby promises to pay to [Cede & Co.], or registered assigns, the principal sum set forth above or such other amount as is written down in accordance with the provisions set forth in the reverse of this Security and the Perpetual Subordinated Indenture, dated [   ] (the “Indenture”) and as may be shown on the Register in United States Dollars, if and to the extent due, at the Company’s office or agency for said purpose in the Borough of Manhattan, The City of New York (or at such other office or agency as the Company shall have appointed for such purpose), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in accordance with the terms hereof and the Indenture. This Security shall have no fixed maturity or fixed redemption date.

From, and including, the date of this Security to, but excluding, [   ], interest rate on the Securities, if and to the extent any interest is so payable, shall be at the fixed rate per annum set forth above. Interest, if any, shall be payable [semi-annually] in arrears on [[   ] and [   ]] of each year, commencing on [   ] (each such interest payment date, an “Initial Fixed Rate Interest Payment Date”), and shall be computed on the basis of [a 360-day year consisting of twelve 30-day months] and rounding the resulting figure to the nearest cent (half a cent being rounded upward).

The interest rate for the Securities will be reset to the applicable Reset Fixed Rate (as defined below) on [   ] and each [fifth] year anniversary thereafter (each a “Reset Date”). From, and including, each Reset Date to, but excluding, the next following Reset Date (the “Reset Fixed Rate Period”), the Securities will bear interest at a fixed per annum rate (the “Reset Fixed Rate”) equal to the applicable U.S. Treasury Rate (as defined on the reverse of this Security) as determined by the Calculation Agent (as defined on the reverse of this Security) on the applicable Reset Determination Date (as defined on the reverse of this Security), plus [ ]%, payable [semi-annually] in arrears on [[   ] and [   ]] of each year (each such interest payment date, a “Reset Fixed Rate Interest Payment Date”), with the first payment of interest at such Reset Fixed Rate to be made on [   ] following the Reset Date and the last payment of interest at such Reset Fixed Rate to be made on the next following Reset Date, and shall be computed on the basis of [a 360-day year consisting of twelve 30-day months] and rounding the resulting figure to the nearest cent (half a cent being rounded upward).

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, any interest payments or redemption under the Securities will be subject to the cancellation of interest payment provisions, the Going Concern Write-Down provisions, the Write-Down and Cancellation provisions, the Write-Up provisions, and the subordination provisions described on the reverse of this Security and in the Indenture.

The interest, if any, so payable, and paid or duly provided for, on any Interest Payment Date (as defined on the reverse of this Security) will, as provided in the Indenture, be paid to the person in whose name this Security is registered at [5:00] p.m., New York City time, on the day [five] Business Days immediately preceding such Interest Payment Date (each, a “record date”); provided that, unless this Security is a Global Security, interest may be paid, at the option of the Company, by mailing a check therefor payable to the registered Holder entitled thereto at his or her last address as it appears on the Register. As used herein, “Business Day” means a day which is not a day on which banking institutions in New York City and Tokyo are authorized by law or regulation to close.

This Security is being deposited with DTC acting as depositary, and registered in the name of [Cede & Co.], a nominee of DTC. [Cede & Co.], as Holder of record of this Security, shall be entitled to receive payments of principal and interest, other than principal and interest due upon redemption. Payment of interest on this Security will be made by wire transfer in immediately available funds to a U.S. dollar account maintained by the registered Holder with a bank in New York City.

Reference is made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Global Security to be duly executed.

Dated:

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the Global Securities described in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON as Trustee

By:
Name:
Title:

REVERSE OF SECURITY

1.	General

(a) This Security is one of a duly authorized issue of debt securities of the Company, issued or to be issued pursuant to the Indenture, duly executed and delivered by the Company to The Bank of New York Mellon, as Trustee (herein called the “Trustee”). Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. Terms used herein not otherwise defined shall have the meaning ascribed to such term in the Indenture.

(b) The Securities will constitute direct and unsecured obligations of the Company that are conditional and subordinated, as provided in Article 12 of the Indenture, and will rank pari passu without any preference among themselves. As provided in Article 12 of the Indenture, upon the occurrence of a Liquidation Event (as defined below) of the Company, the Securities will be subordinated to all of the existing and future Senior Indebtedness (as defined below) (which includes fixed-term subordinated debt of the Company), and the Securities will rank at least pari passu with all of the existing and future Liquidation Parity Liabilities (as defined below) of the Company; provided, however, that the Securities will be subject to the Write-Down and Cancellation (as defined below) and a Going Concern Write-Down (as defined below) upon the occurrence of a Non-Viability Event (as defined below), Bankruptcy Event (as defined below) or Capital Ratio Event (as defined below), as provided in Articles 13 and 14 of the Indenture.

(c) If the date for payment of principal of, or interest on, the Securities or the date fixed for redemption of the Securities shall not be a Business Day, then payment of principal or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date for payment of principal of, or interest on, the Securities or the date fixed for redemption, and no interest shall accrue for the period from and after such date due to such postponement. Postponement of this kind will not result in a default or breach under the Securities.

(d) Certain provisions herein are summaries of, and subject to, the detailed provisions of the Indenture.

2.	Calculation and Notification of Interest

The interest rate for the Securities will be reset to the applicable Reset Fixed Rate on each Reset Date, and during each Reset Fixed Rate Period, the Securities will bear interest at the applicable Reset Fixed Rate. The applicable Reset Fixed Rate will be determined as provided below in respect of each Reset Fixed Rate Period and, as so determined, such rate will apply to each Interest Period falling within that Reset Fixed Rate Period.

An “Interest Payment Date” is each Initial Fixed Rate Interest Payment Date and Reset Fixed Rate Interest Payment Date, as applicable.

An “Interest Period” is each period from, and including, the issue date of the Securities to, and excluding, the first Interest Payment Date and from, and including, each subsequent Interest Payment Date to, and excluding, the next following Interest Payment Date, as applicable.

The Reset Fixed Rate and the U.S. Treasury Rate in respect of each Reset Fixed Rate Period shall be determined by [The Bank of New York Mellon] as calculation agent (the “Calculation Agent”) as soon as practicable after 5.00 p.m. (New York City time) on the Reset Determination Date.

“U.S. Treasury Rate” means, with respect to a Reset Fixed Rate Period, the rate per annum equal to:

(1) the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of five years (“Yields”) for the five consecutive New York Business Days (as defined below) immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York Business Day, then the arithmetic average will be determined based on the Yields for the remaining New York Business Days during the five New York Business Day period described above (provided further that if the Yield is available for only a single New York Business Day during such five New York Business Day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or

(2) if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York Business Day during the five New York Business Day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

For purposes of determining the U.S. Treasury Rate, “New York Business Day” means a day which is not a day on which banking institutions in New York City are authorized by law or regulation to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

“Comparable Treasury Issue” means, with respect to a Reset Fixed Rate Period, the U.S. Treasury security that is selected by the Company (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the Reset Date immediately after the last day of the Reset Fixed Rate Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Securities.

“Comparable Treasury Price” means, with respect to a Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Reference Treasury Dealer” means each of up to five banks selected by the Company (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and a Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Company (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means, with respect to a Reset Fixed Rate Period, the second Business Day immediately preceding the Reset Date falling on the first day of the Reset Fixed Rate Period.

The Calculation Agent will, as soon as practicable after the determination of the Reset Fixed Rate on the Securities, calculate the amount of interest (the “Interest Amount”) for each Interest Period during the Reset Fixed Rate Period during which such Reset Fixed Rate will apply.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Fixed Rate and the Interest Amount, whether by the Company, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Company, the trustee, the Calculation Agent, the paying agent and the holders of the Securities.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upward (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upward).

The Reset Fixed Rate on the Securities during any Reset Fixed Rate Period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Fixed Rate, the Interest Amount for each Interest Period during the Reset Fixed Rate Period during which such Reset Fixed Rate will apply and the Reset Fixed Rate Interest Payment Date in relation to each such Interest Period to be notified to the Company, the trustee, the paying agent and DTC, and such information will be notified or published to the holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination.

If at any time any Capital Ratio Event or Write-Up Date occurs during an Interest Period, and the Interest Amount for any Interest Period is required to be amended from the Interest Amount previously calculated pursuant to the terms of the Securities, the Calculation Agent will, as soon as practicable, recalculate and amend the Interest Amount for each relevant Interest Period, and cause the amended Interest Amount for the relevant Interest Period and the relevant Interest Payment Date in relation to each such relevant Interest Period to be notified to the Company, the trustee, the paying agent and DTC, and such information will be notified or published to the holders of the Securities through DTC or through another reasonable manner.

3.	Subordination

The rights of the Holders of the Securities will be subordinated in right of payment to all Senior Indebtedness upon the occurrence of a Liquidation Event. If a Liquidation Event has occurred, and so long as any such Liquidation Event shall continue, each Holder of Securities will only have a Liquidation Claim (as defined below). For so long as such Liquidation Event continues, no payments in respect of a Liquidation Claim shall be made unless and until a Condition for Liquidation Payment (as defined below) shall have occurred. Payments made in respect of a Liquidation Claim shall not exceed the applicable Liquidation Distributable Amount (as defined below). At any time prior to the payment of a Liquidation Claim in accordance with the subordination provisions of this Security and the Indenture, a Liquidation Claim shall be subject to a Going Concern Write-Down or the Write-Down and Cancellation upon the occurrence of a Capital Ratio Event, Non-Viability Event or Bankruptcy Event, as the case may be.

“Senior Indebtedness” means all liabilities (including liabilities under fixed-term subordinated debt) of the Company other than (i) liabilities under the Securities (except for liabilities which have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid), (ii) Liquidation Parity Liabilities and (iii) Liquidation Junior Liabilities (as defined below).

“Liquidation Event” means the commencement of a liquidation proceeding (seisan) (excluding a special liquidation proceeding (tokubetsu seisan) under the Company Law (as defined below)) by or with respect to the Company under the Company Law.

“Company Law” means the Company Law of Japan (Law No. 86 of 2005, as amended) or any successor legislation thereto.

“Liquidation Parity Liabilities” mean any liabilities of the Company that rank, or are expressed to rank, effectively pari passu as to liquidation distributions with liabilities under the Securities (which may include any existing or future Additional Tier 1 Liabilities (as defined below)) (except for liabilities which have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid).

“Liquidation Junior Liabilities” mean any liabilities of the Company that rank, or are expressed to rank, effectively subordinate in priority of payment as to liquidation distributions to liabilities under the Securities (except for liabilities which have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid).

“Liquidation Claim” means the claim of each Holder of the Securities then outstanding in a liquidation proceeding (seisan) with respect to the Company (excluding a special liquidation proceeding (tokubetsu seisan)), in an amount equal to the Current Principal Amount (as defined below) of the Securities held by such Holder on the date on which such claim becomes due and payable pursuant to the subordination provisions as provided in Article 12 of the Indenture, plus any accrued and unpaid interest thereon to, but excluding, the date on which the Liquidation Event occurs (unless cancelled in accordance with the terms set forth in Article 3 of the Indenture) and any Additional Amounts (as defined below), if any, excluding any amounts that have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid.

“Condition for Liquidation Payment” means, upon the occurrence and continuation of a Liquidation Event, all Senior Indebtedness held by creditors of the Company entitled to payment or satisfaction prior to commencement of distribution of residual assets to shareholders of the Company is paid in full or otherwise satisfied in full in the liquidation proceeding (seisan) pursuant to the Company Law.

“Liquidation Distributable Amount” means the amount of liquidation distributions that would have been paid from the assets of the Company in respect of a Liquidation Claim, assuming that (i) all Liquidation Claims and all Liquidation Parity Liabilities had been the Senior Liquidation Preferred Shares (as defined below), and (ii) all Liquidation Junior Liabilities had been preferred shares of the Company other than the Senior Liquidation Preferred Shares.

For the purposes of the calculation of the Liquidation Distributable Amount, the amount of Liquidation Claims and the amount of principal amount, accrued and unpaid interest and Additional Amounts in respect of any Liquidation Parity Liabilities and Liquidation Junior Liabilities that are not denominated in Japanese yen shall be calculated in Japanese yen, and the Liquidation Distributable Amount payable in respect of a Liquidation Claim upon an occurrence of a Condition for Liquidation Payment (if any) shall be initially calculated in Japanese yen and converted into U.S. dollars or any other currency in which any Securities are denominated, each in a manner that the Company deems appropriate pursuant to applicable Japanese law.

“Senior Liquidation Preferred Shares” mean the preferred shares of the Company ranking most senior in priority of payment as to liquidation distributions.

The relative rankings and payment of the Liquidation Claims and other claims against the Company in any liquidation proceeding (seisan) in respect of the Company are in all events subject to the provisions of the Company Law, which prohibit distribution of residual assets to shareholders prior to payment or satisfaction of all of the then outstanding debts of the Company, including the Liquidation Claims to the extent not written down or cancelled pursuant to the Write-Down and Cancellation provisions, the Going Concern Write-Down provisions and the cancellation of interest payment provisions, subject to the subordination provisions, each described herein and in the Indenture.

Notwithstanding the Securities being stated to rank ahead of certain preferred shares and common shares of the Company as described above, the Securities are subject to the Write-Down and Cancellation and a Going Concern Write-Down, as provided in Articles 13 and 14 of the Indenture.

The Company shall make no amendment or modification to the subordination provisions contained in the Indenture that is prejudicial to any present or future creditor in respect of any Senior Indebtedness. No such amendment or modification shall in any event be effective against any such creditor.

Each Holder of Securities, by acceptance of the Securities, agrees that if any payment of principal or interest in respect of the subordinated debt securities is made to such Holder after the occurrence of a Liquidation Event and the amount of such payment exceeds the amount, if any, that should have been paid to such Holder upon the proper application of the subordination provisions of the Securities, the payment of such excess amount is deemed null and void, and such Holder or the Trustee or Paying Agent (to the extent it has not paid such amount to any Holder) (as the case may be) is obliged to return the amount of the excess payment within ten days after receiving notice of the excess payment, and also agrees that, upon the occurrence of a Liquidation Event and for so long as such Liquidation Event continues, any liabilities of the Company to such Holder which would otherwise become so payable on or after the date on which such Liquidation Event occurs will not be set off against any liabilities of such Holder owed to the Company unless, until and only in such amount as the liabilities of the Company under the Securities become payable pursuant to the proper application of the subordination provisions of the Securities.

4.	Write-Downs and Write-Ups

Write-Down upon a Capital Ratio Event

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Capital Ratio Event, no Current Principal Amount of, or interest on, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to the Current Principal Amount, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid) shall thereafter become due to the extent related to the relevant Going Concern Write-Down Amount (as defined below), and the Company’s obligations with respect to the payment of the Current Principal Amount of, or interest on, the Securities (including Additional Amounts with respect thereto, if any) and any claims therefor (other than with respect to the Current Principal Amount, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid) will be suspended to the extent related to the relevant Going Concern Write-Down Amount from the occurrence of the Capital Ratio Event until the relevant Going Concern Write-Down Date (as defined below).

On a Going Concern Write-Down Date:

(a)

the Current Principal Amount of the Securities, except for principal that has become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid, will be written down by an amount equal to the relevant Going Concern Write-Down Amount, the interest on the Securities (including Additional Amounts with respect thereto, if any) will be written down by an amount equal to the interest on the relevant Going Concern Write-Down Amount, and the Company shall be discharged and released from any and all of its obligations to pay the Current Principal Amount of the Securities in an amount equal to the relevant Going Concern Write-Down Amount and the interest on the Securities (including Additional Amounts with respect thereto, if any) in an amount equal to the interest on the relevant Going Concern Write-Down Amount (including Additional Amounts with respect thereto, if any);

(b)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or the Current Principal Amount of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, the Current Principal Amount, or Additional Amounts, as applicable, has become due and payable to the Holders of such Securities prior to the occurrence of the Capital Ratio Event and remain unpaid; and

(c)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company with respect to, and cannot instruct the Trustee to enforce, the payment of the Current Principal Amount of the Securities to the extent of the relevant Going Concern Write-Down Amount or interest on the relevant Going Concern Write-Down Amount (including Additional Amounts with respect thereto, if any), except as described in paragraph (b) above.

The events described in paragraphs (i) through (iii) are referred to as a “Going Concern Write-Down.”

A Capital Ratio Event may occur on any number of occasions and, accordingly, the Securities may be written down on any number of occasions. For the avoidance of doubt, the Current Principal Amount of the Securities may never be reduced to below one cent per $1,000 in Original Principal Amount (as defined below) as a result of any Going-Concern Write-Down.

Except for claims with respect to payments of the Current Principal Amount of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of a Capital Ratio Event and remain unpaid, as described above, upon the occurrence of a Capital Ratio Event, (a) the Holders of the Securities shall have no rights whatsoever under the Indenture or the Securities to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any Holder in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holder shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Holder of Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder will be entitled to make any claim in any bankruptcy, insolvency, civil rehabilitation, corporate reorganization or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative, in each case, to the extent such right, instruction, exercise, claim or pleading pertains to the Current Principal Amount of the Securities that has been or will be subject to the relevant Going Concern Write-Down as a result of such Capital Ratio Event having occurred, or interest thereon (including Additional Amounts with respect thereto, if any), unless such the Current Principal Amount has been reinstated, as provided in Article 14 of the Indenture.

The Company will endeavor to, as soon as practicable after the occurrence of a Capital Ratio Event, deliver a written notice (the “Going Concern Write-Down Notice”) to the Holders of the Securities, the Trustee and the Paying Agent in accordance with the terms of the Indenture, confirming, among other things, the occurrence of such Capital Ratio Event, the relevant Going Concern Write-Down Date, the relevant Going Concern Write-Down Amount and the Current Principal Amount of the Securities on the relevant Going Concern Write-Down Date after giving effect to the relevant Going Concern Write-Down, in respect of all of the Securities. Any failure or delay by the Company to deliver such Going Concern Write-Down Notice shall not change or delay the effect of the occurrence of the Capital Ratio Event on the Going Concern Write-Down taking place on the Going Concern Write-Down Date under this Security, nor give Holders of the Securities any rights as a result of such failure or delay.

In the case of a Going Concern Write-Down of the Securities to one cent per $1,000 in Original Principal Amount, following the receipt of a Going Concern Write-Down Notice setting forth that the Current Principal Amount of the Securities will be reduced to one cent per $1,000 in Original Principal Amount by DTC, DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period. After such suspension has commenced, holders of beneficial interests in the Securities will not be able to settle the transfer of any Securities through DTC, and any sale or other transfer of the Securities that a holder may have initiated prior to such suspension that is scheduled to settle after such suspension may be rejected by, and may not be settled within, DTC. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Going Concern Write-Down on its systems, the Going Concern Write-Down shall take place on the relevant Going Concern Write-Down Date.

A “Capital Ratio Event” will be deemed to have occurred when the Company’s Consolidated Common Equity Tier 1 Capital Ratio (as defined below), that the Company has reported or publicly announced, as applicable, in any of: (i) an annual financial condition report (kessan jokyo hyo) or a semi-annual financial condition report (chukan kessan jokyo hyo) submitted by the Company to the FSA or any other relevant Japanese supervisory authority (including such report under the Banking Law), (ii) an annual business report (gyomu hokokusho) or a semi-annual business report (chukan gyomu hokokusho) submitted by the Company to the FSA or any other relevant Japanese supervisory authority (including such report under the Banking Law), (iii) a public announcement made by the Company in accordance with applicable Japanese law (including an announcement under the Banking Act) or the rules of a relevant Japanese securities exchange, or (iv) a report made by the Company to the FSA or any other relevant Japanese supervisory authority after consultation with the outside auditor of the Company following the results of an inspection of the FSA or any other relevant Japanese supervisory authority (including such report under the Banking Law), has fallen below 5.125%; provided, however, that a Capital Ratio Event shall be deemed to have not occurred if prior to such report or public announcement, (a) the Company submits a plan to the FSA or any other competent regulatory authority, under which plan its Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of this Security, and (b) the FSA or any other competent regulatory authority approves such plan. In such case, the Company will endeavor to, as soon as practicable after the Company reports or publicly announces, as applicable, its Consolidated Common Equity Tier 1 Capital Ratio, deliver a written notice to the Holders of the Securities, the Trustee and the Paying Agent in accordance with the terms of the Indenture, confirming that a Capital Ratio Event shall be deemed to have not occurred. Any failure or delay by the Company to deliver such notice shall not change or delay the effect of the non-occurrence of the Capital Ratio Event on its payment obligations under this Security, nor give Holders of the Securities any rights as a result of such failure or delay.

“Consolidated Common Equity Tier 1 Capital Ratio” means, as of any date, the Common Equity Tier 1 risk-weighted capital ratio on a consolidated basis, as calculated in accordance with the applicable standards set forth in the Applicable Banking Regulations, and shall also include any successor or substitute term applicable pursuant to the Applicable Banking Regulations, as of such date.

“Going Concern Write-Down Amount” means, on any Going Concern Write-Down Date, the amount by which the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount is to be reduced on such date, such amount being:

(a)

the product of the Total Going Concern Write-Down Amount (as defined below) and a ratio, the numerator of which is the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount, and the denominator of which is the aggregate amount of the Current Principal Amount outstanding of all of the Securities and the Current Principal Amount outstanding of any Going Concern Write Down Instruments (as defined below) (other than any Going Concern Full Write-Down Instrument (as defined below)) (rounding any amount less than a whole cent up to the nearest whole cent); or

(b)

if the amount set forth in (i) is equal to or greater than the Current Principal Amount of the Securities per $1,000 in Original Principal Amount, then the amount necessary to reduce the Current Principal Amount of the Securities to one cent per $1,000 in Original Principal Amount.

“Total Going Concern Write-Down Amount” means the amount determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority that would be sufficient in order to restore its Consolidated Common Equity Tier 1 Capital Ratio above 5.125% by the Going Concern Write-Down of all or part of the Current Principal Amount outstanding of the Securities and the Write-Down or Conversion (as defined below) of the Current Principal Amount outstanding of any Going Concern Write-Down Instrument (other than any Going Concern Full Write-Down Instrument); provided, however, that any amount subject to the Write-Down or Conversion of the Current Principal Amount outstanding of any Going Concern Write-Down Instrument (the “Going Concern Full Write-Down Instrument”) that by its terms provides for the Write Down or Conversion of such instrument in excess of the amount that would have been subject to the Write-Down or Conversion assuming such instrument contained terms substantially equivalent to the Going Concern Write-Down provisions applicable to the Securities as described herein shall be deducted from the Total Going Concern Write-Down Amount (and if the Total Going Concern Write-Down Amount becomes less than zero, the Total Going Concern Write-Down Amount shall be zero.).

For the purposes of the calculation of the Going Concern Write-Down Amount, the Current Principal Amount outstanding of the Securities and the Current Principal Amount outstanding of any Going Concern Write-Down Instruments that are not denominated in Japanese yen shall initially be calculated in Japanese yen, and the Going Concern Write-Down Amount shall be initially calculated in Japanese yen and converted into U.S. dollars or any other currency in which any Securities are denominated, each in a manner that the Company deems appropriate.

“Going Concern Write-Down Instrument” means at any time instruments qualifying as Additional Tier 1 Capital (as defined below) (other than the Securities) of the Company and treated as liabilities under the Applicable Banking Regulations (including any such instruments issued or created by the Company through any Special Purpose Company (as defined below)).

“Write-Down or Conversion” means, with respect to any Going Concern Write-Down Instrument, the write-down or, if applicable, conversion to common shares of all or part of the Current Principal Amount outstanding of such Going Concern Write-Down Instrument (including an acquisition by a holder of such Going Concern Write-Down Instruments of shares of common stock in exchange for all or part of such Going Concern Write-Down Instruments pursuant to the Company Law).

“Going Concern Write-Down Date” means the date that is determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than fifteen Business Days following the date of the relevant Going Concern Write-Down Notice.

Each Holder of Securities by its acceptance thereof shall thereby agree that if any payment is made to its Securities with respect to a payment obligation that was subject to a Going Concern Write-Down as described above, then the payment of such amount shall be deemed null and void and such Holder or the Trustee or Paying Agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of such payment within ten days after receiving notice of such null and void payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of this Security which was subject to the Going Concern Write-Down as described above shall not be set off against any liabilities of such Holder owed to the Company.

Write-Up upon a Return to Financial Health

Subject to the Applicable Banking Regulations and other applicable laws and regulations, upon occurrence of a Write-Up Event (as defined below), the Company may elect to cause the Current Principal Amount of the outstanding Securities that have been subject to one or more Going Concern Write-Downs to be increased by the relevant Write-Up Amount (as defined below) on a Write-Up Date (as defined below), by reinstating an amount of principal that was previously subject to a Going Concern Write-Down by the relevant Write-Up Amount on such Write-Up Date. Each such reinstatement is referred to as a “Write-Up.”

Upon a Write-Up, claims of Holders of the Securities with respect to payments of principal of the Securities that were previously waived upon the occurrence of a Going Concern Write-Down, and the Company’s obligations to pay the principal of the Securities that was previously discharged and released upon the occurrence of a Going Concern Write-Down, shall be reinstated, and such waiver, discharge and release previously given or granted shall be of no further effect, to the extent of the relevant Write-Up Amount, without any retroactive effect, on the relevant Write-Up Date.

The Securities may be subject to one or more Write-Ups, but in no event shall the Current Principal Amount of such Securities, after giving effect to any Write-Up, exceed the Original Principal Amount of such Securities.

A “Write-Up Event” shall be deemed to occur when the Company determines, in its sole discretion and in accordance with the Applicable Banking Regulations and other applicable laws and regulations, to reinstate an amount of principal that was previously subject to a Going Concern Write-Down after the Company obtains prior confirmation from the FSA or any other relevant Japanese supervisory authority that its Consolidated Common Equity Tier 1 Capital Ratio will remain at a sufficiently high level after giving effect to the relevant Write-Up of the Securities (together with the write-up of any Write-Up Instruments (as defined below)).

“Write-Up Amount” means the product of the total amount determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority by which the Current Principal Amount outstanding of all of the Securities and the Current Principal Amount outstanding of any Write-Up Instruments is to be increased and a ratio, the numerator of which is $1,000 in the Original Principal Amount of the Securities minus the Current Principal Amount outstanding of the Securities per $1,000 in Original Principal Amount, and the denominator of which is the aggregate amount of (i) the Original Principal Amount of the Securities minus the Current Principal Amount outstanding of the Securities and (ii) the Original Principal Amount of any Write-Up Instruments minus the Current Principal Amount outstanding of any Write-Up Instruments (rounding any amount less than a whole cent down to the nearest whole cent).

For the purposes of the calculation of the Write-Up Amount, the Original Principal Amount and the Current Principal Amount outstanding of the Securities and the Original Principal Amount and the Current Principal Amount outstanding of any Write-Up Instruments that are not denominated in Japanese yen shall initially be calculated in Japanese yen, and the Write-Up Amount shall be initially calculated in Japanese yen and converted into U.S. dollars or any other currency in which any Securities are denominated, each in a manner that the Company deems appropriate.

“Write-Up Instrument” means any Going Concern Write-Down Instrument that includes provisions permitting the reinstatement of previously written-down principal amounts substantially similar to those applicable to the Securities.

“Write-Up Date” means the date that is determined by the Company in its sole discretion after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than twenty Business Days following the date of the relevant Write-Up Notice.

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, no Write-Up Event shall occur (i) after any date fixed for the redemption, (ii) after a Liquidation Claim becomes due and payable pursuant to the subordination provisions as provided in Article 12 of the Indenture, or (iii) after an occurrence of a Non-Viability Event or a Bankruptcy Event.

The Company shall endeavor, as soon as practicable after the occurrence of a Write-Up Event, to deliver a written notice (“Write-Up Notice”), to the Holders of the Securities, the Trustee and the Paying Agent in accordance with the Indenture, confirming, among other things, its determination to effect a Write-Up, the relevant Write-Up Date, the relevant Write-Up Amount and the Current Principal Amount of the Securities on the relevant Write-Up Date after giving effect to the relevant Write-Up, in respect of all of the Securities.

Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Non-Viability Event, no principal of, interest on, or other amount under, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to principal, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid) shall thereafter become due, and the Company’s obligations with respect to the payment of any such amounts and any claims therefor (other than with respect to principal, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid) will be suspended from the occurrence of the Non-Viability Event until the Write-Down and Cancellation Date.

On the Write-Down and Cancellation Date:

(a)

principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any) will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay principal of, interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be cancelled, in each case other than principal amount, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid;

(b)

the Company’s obligations shall remain with respect to (i) any accrued and unpaid interest on or principal of the Securities and (ii) any Additional Amounts, in each case, if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders of the Securities prior to the occurrence of the Non-Viability Event and remain unpaid; and

(c)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company with respect to, and cannot instruct the Trustee to enforce, payment of principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any), except as described in paragraph (b) above.

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, upon the occurrence of a Bankruptcy Event, no principal of, interest on, or other amount under, the Securities (including Additional Amounts with respect thereto, if any) (other than with respect to principal, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Bankruptcy Event and remain unpaid) shall thereafter become due, and immediately upon such occurrence:

(a)

principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any) will be permanently written down to zero, the Company shall be discharged and released from any and all of its obligations to pay principal of, and interest on and any other amount under the Securities (including Additional Amounts with respect thereto, if any), and the Securities will be cancelled, in each case other than principal amount, interest and any Additional Amounts that have become due and payable prior to the occurrence of the Bankruptcy Event and remain unpaid;

(b)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any Additional Amounts, in each case, if and only to the extent that such interest, principal or Additional Amounts, as applicable, has become due and payable to the Holders of such Securities prior to the occurrence of the Bankruptcy Event and remain unpaid; and

(c)

the Holders of the Securities will be deemed to have irrevocably waived their right to claim or receive, and will not have any rights against the Company with respect to, and cannot instruct the Trustee to enforce, payment of principal of, or interest on, or any other amount under, the Securities (including Additional Amounts with respect thereto, if any), except as described in paragraph (b) above.

The events described in paragraphs (a) through (c) in the above two paragraphs are referred to as a “Write-Down and Cancellation.”

Except for claims with respect to payments of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event and remain unpaid, as the case may be and as described above, upon the occurrence of a Non-Viability Event or Bankruptcy Event, (a) the Holders of the Securities shall have no rights whatsoever under the Indenture or this Security to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity and/or security provided by any Holder in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holder shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Holder of the Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder will be entitled to make any claim in any bankruptcy, insolvency, civil rehabilitation, corporate reorganization or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative.

“Bankruptcy Event” means any of the following events:

(a)	a competent court in Japan shall have commenced bankruptcy proceedings with respect to the Company pursuant to the provisions of the Bankruptcy Law;

(b)	a competent court in Japan shall have commenced corporate reorganization proceedings with respect to the Company pursuant to the provisions of the Corporate Reorganization Law;

(c)	a competent court in Japan shall have commenced civil rehabilitation proceedings with respect to the Company pursuant to the provisions of the Civil Rehabilitation Law;

(d)	a special liquidation proceeding (tokubetsu seisan) shall have commenced by or with respect to the Company under the Company Law; or

(e)

the Company shall have become subject to bankruptcy, corporation reorganization, civil rehabilitation, special liquidation or other equivalent proceeding pursuant to any applicable law of any jurisdiction other than Japan.

A “Non-Viability Event” will be deemed to have occurred at the time that the Prime Minister of Japan confirms (nintei) that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Company.

“Write-Down and Cancellation Date” means, upon the occurrence of a Non-Viability Event, the date that shall be determined by the Company after consultation with the FSA or any other relevant Japanese supervisory authority and shall be no later than ten Business Days following the date of the Write-Down and Cancellation Notice.

The Company shall endeavor, as soon as practicable after the occurrence of a Non-Viability Event or Bankruptcy Event, to deliver a written notice (a “Write-Down and Cancellation Notice”) to the Holders of the Securities, the Trustee and the Paying Agent in accordance with the Indenture, confirming, among other things, the occurrence of such Non-Viability Event or Bankruptcy Event and the Write-Down and Cancellation Date or the date of occurrence of the Bankruptcy Event, as applicable. Any failure or delay by the Company to provide a Write-Down and Cancellation Notice upon the occurrence of a Non-Viability Event or Bankruptcy Event shall not change or delay the effect of the occurrence of such Non-Viability Event or Bankruptcy Event on the Write-Down and Cancellation taking place on the Write-Down and Cancellation Date or upon the occurrence of the Bankruptcy Event, as applicable, under the Securities, nor give Holders of the Securities any rights as a result of such failure or delay.

Following the receipt of a Write-Down and Cancellation Notice by DTC, DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period. After such suspension has commenced, holders of beneficial interests in the Securities will not be able to settle the transfer of any Securities through DTC, and any sale or other transfer of the Securities that a holder may have initiated prior to such suspension that is scheduled to settle after such suspension may be rejected by, and may not be settled within, DTC. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Write-Down and Cancellation on its systems, the Write-Down and Cancellation shall take place on the relevant Write-Down and Cancellation Date or upon the occurrence of the Bankruptcy Event, as applicable.

Each Holder of the Securities by its acceptance thereof shall thereby agree that if any payment is made on its Securities with respect to a payment obligation that did not become due and payable prior to the occurrence of a Non-Viability Event or Bankruptcy Event, as the case may be, then the payment of such amount shall be deemed null and void and such Holder or the Trustee or Paying Agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of such payment within ten days after receiving notice of such null and void payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of the Securities which was subject to the Write-Down and Cancellation as described above shall not be set off against any liabilities of such Holder owed to the Company.

5.	Additional Amounts

Subject to certain exceptions as set forth in the Indenture, all payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political sub-division of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the Holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no Additional Amounts shall be payable in relation to any withholding or deduction as set forth in the Indenture.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code of 1986 (or any amended or successor version of such Sections), the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any agreement (including any intergovernmental agreement) entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

References to principal or interest in respect of this Security shall be deemed to include any Additional Amounts due in respect of Japanese Taxes which may be payable as set forth in this Security and the Indenture.

6.	Cancellation of Interest Payments

Optional Cancellation of Interest Payments

If the Company determines that it is necessary to cancel payment of the interest on the Securities at any time and in its sole discretion, the Company may cancel payment of all or part of the interest accrued on the Securities on an Interest Payment Date. The Company may cancel any payment of all or part of interest pursuant to the foregoing, even if no cancellation of interest is required or the amount so cancelled exceeds the amount the Company is required to cancel due to the Interest Payable Amount Limitation (as defined below), as provided in Section 3.11 of the Indenture.

If the Company determines not to make an interest payment (or if the Company determines to make a payment of a portion, but not all, of such interest payment) on any Interest Payment Date, such non-payment will be deemed to be an effective cancellation of such interest payment (or the portion of such interest payment not paid) without any further action being taken or any other condition being satisfied.

If the Company determines to cancel an interest payment on the Securities (in whole or in part) in its sole discretion (and not pursuant to applicable laws or orders or administrative actions of the FSA or any other relevant Japanese supervisory authority, including an order of the FSA to submit and carry out a capital distribution constraints plan) on an Interest Payment Date under the terms set forth in Section 3.10 of the Indenture, (i) the Company shall procure that its board of directors shall not resolve, or present its own proposal at a general meeting of shareholders, to make a payment of a cash dividend on the Company’s shares (in case of the Senior Dividend Preferred Shares, such cash dividend in excess of the product of one-half of the amount of the preferred cash dividend and a ratio, the numerator of which is the amount of interest to be paid on the Securities on such Interest Payment Date, and the denominator of which is the full amount of interest which should have been paid on the Securities on such Interest Payment Date (for the purposes of the calculation of the full amount of interest which should have been paid on the Securities, the amount of interest shall be calculated without application of the mandatory cancellation of interest payment provisions, as provided in Section 3.11 of the Indenture, even in the case where such provisions are applied)) to shareholders as of the immediately preceding record date of dividend payment, and (ii) the Company shall procure that the proportion of the amount that the Company cancels in respect of interest or dividends on or in respect of any Additional Tier 1 Liabilities that are due and payable on the same date as such Interest Payment Date to the full amount of such interest or dividends which should have been paid before cancellation on such date be at least equal to the proportion of the amount that the Company cancels in respect of the interest on the Securities on such Interest Payment Date to the full amount of such interest on the Securities which should have been paid before cancellation on such Interest Payment Date.

For the purposes of the determination of the proportion of the cancellation of interest or dividends on any Additional Tier 1 Liabilities, interest or dividends on or in respect of any Additional Tier 1 Liabilities shall be deemed to be due and payable on the same date as the applicable Interest Payment Date in relation to the Securities, notwithstanding the effect of any adjustments resulting from the methods of determining the Business Days in relation to the Securities and the business days in relation to such Additional Tier 1 Liabilities.

“Additional Tier 1 Liabilities” mean at any time instruments qualifying as the Company’s Additional Tier 1 Capital (other than the Securities, but including any other series of securities issued under the Indenture) that are issued directly by the Company and are treated as liabilities under the Applicable Banking Regulations (excluding any instruments issued or created by the Company through any consolidated subsidiary of the Company incorporated solely for the purposes of raising the Company’s regulatory capital (a “Special Purpose Company”) and qualifying as the Company’s Additional Tier 1 Capital).

“Additional Tier 1 Capital” means any and all items constituting Additional Tier 1 capital (for the avoidance of doubt, which exclude then applicable regulatory adjustments) under the applicable standards set forth in the Applicable Banking Regulations and shall also include any successor or substitute term applicable pursuant to the Applicable Banking Regulations.

Mandatory Cancellation of Interest Payments due to Interest Payable Amount Limitation

In addition to the Company’s ability to cancel interest payments in its sole discretion, as provided in Section 3.10 of the Indenture, interest payments on the Securities will be subject to a limitation based on the Interest Payable Amount (as defined below) (such limitation being referred to as the “Interest Payable Amount Limitation”) and, as a result, the Company will be prohibited from paying, and shall cancel, all or part of the interest on the Securities on an Interest Payment Date (including Additional Amounts with respect thereto, if any), if, and to the extent that, the interest payable on the Securities on such Interest Payment Date (including Additional Amounts with respect thereto, if any) exceeds the Interest Payable Amount.

“Interest Payable Amount” means, in respect of any Interest Payment Date, the product of the Adjusted Distributable Amounts (as defined below) on such Interest Payment Date and a ratio, the numerator of which is the aggregate amount of interest (including Additional Amounts with respect thereto, if any) that should have been paid on the Securities on such Interest Payment Date, and the denominator of which is the aggregate amount of interest (including Additional Amounts with respect thereto, if any) that should have been paid on the Securities on such Interest Payment Date and dividends or interest (including any amounts with respect thereto substantially similar to Additional Amounts, if any) that should have been paid in respect of any Senior Dividend Preferred Shares (as defined below) and any Parity Securities (as defined below) on the same date as such Interest Payment Date (rounding any amount less than a whole cent down to the nearest whole cent).

“Senior Dividend Preferred Shares” means any preferred shares of the Company ranking most senior in priority of payment as to dividends.

“Parity Securities” means any liabilities of the Company that are subject to substantially the same terms in respect of rights of interest payments as the terms of the Securities as provided in Section 3.10 of the Indenture and Section 3.11 of the Indenture (including Series 2, 3 and 5 yen-denominated unsecured perpetual subordinated notes with write-down clauses issued by the Company and any other series of securities issued under the Indenture, but excluding the Securities and any liabilities owed to any Special Purpose Company), and any instruments qualifying as the Company’s regulatory capital issued by any Special Purpose Company that is subject to substantially the same terms in respect of rights of dividends or interest payments as the terms of the Securities as provided in Section 3.10 of the Indenture and Section 3.11 of the Indenture.

“Adjusted Distributable Amounts” means, in respect of any date, the distributable amounts (bunpai kano gaku) of the Company on such date as calculated in accordance with the Company Law, after deducting the sum of any dividend or interest (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) that has been paid in respect of the Securities, any Parity Securities and any Junior Securities (as defined below) from the beginning of the fiscal year of the Company in which such date falls until the date immediately preceding such date.

“Junior Securities” means any liabilities of the Company ranking in right of interest payments effectively junior to the Securities in respect of either of the terms as provided in Section 3.10 of the Indenture or Section 3.11 of the Indenture (excluding any liabilities owed to any Special Purpose Company), and any instruments qualifying as the Company’s regulatory capital issued by any Special Purpose Company ranking in right of dividend or interest payments effectively junior to the Securities in respect of either of the terms as provided in Section 3.10 of the Indenture or Section 3.11 of the Indenture.

For the purposes of the calculation of the Interest Payable Amounts or the Adjusted Distributable Amounts, any dividend or interest (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) shall be deemed to be paid in respect of the Securities, any Senior Dividend Preferred Shares, any Parity Securities and any Junior Securities on the date without any adjustments resulting from the methods of determining the Business Days in relation to the Securities and the business days in relation to any Senior Dividend Preferred Shares, Parity Securities and Junior Securities.

For the purposes of the calculation of the Interest Payable Amounts or the Adjusted Distributable Amounts, the amounts of interest or dividends (including Additional Amounts with respect thereto, or any amounts with respect thereto substantially similar to Additional Amounts, as applicable, if any) in respect of the Securities, any Senior Dividend Preferred Shares, Parity Securities and Junior Securities that are not denominated in Japanese yen shall be calculated in Japanese yen in a manner that the Company deems appropriate, and the Interest Payable Amounts and the amount of interest (including Additional Amounts with respect thereto, if any) on the Securities that is required to be cancelled on the relevant Interest Payment Date shall be initially calculated in Japanese yen and converted into U.S. dollars or any other currency in which any Securities are denominated, in a manner that the Company deems appropriate.

Calculating Interest Payments upon the Occurrence of a Capital Ratio Event or Write-Up of the Securities

If one or more Capital Ratio Events occur during an Interest Period, the Securities shall, for the entirety of such Interest Period, bear interest based on the Current Principal Amount of the Securities on the immediately following Interest Payment Date, after giving effect to the Going Concern Write-Downs as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such Interest Period.

If a Write-Up Date occurs during an Interest Period (except for the case where one or more Capital Ratio Events occurs during a period beginning on, and including, the Write-Up Date and ending on, but excluding, the immediately following Interest Payment Date, and the Current Principal Amount of the Securities on the immediately following Interest Payment Date, after giving effect to the Going Concern Write-Downs as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such period, is less than the Current Principal Amount of the Securities on the date immediately preceding the Write-Up Date, in which case the Securities will bear interest as described in the immediately preceding paragraph), the Securities shall bear interest for such Interest Period as follows:

(a)

for the portion of the Interest Period beginning on, and including, the first day of such Interest Period and ending on, but excluding, the relevant Write-Up Date, the Securities shall bear interest based on the Current Principal Amount of the Securities on the date immediately preceding the Write-Up Date, without giving effect to the Write-Up; and

(b)

for the portion of the Interest Period beginning on, and including, the Write-Up Date and ending on, but excluding, the immediately following Interest Payment Date, the Securities shall bear interest on the Current Principal Amount of the Securities on the immediately following Interest Payment Date, after giving effect to the Write-Up.

For subsequent Interest Periods, the Securities shall continue to bear interest based on such Current Principal Amount of the Securities on the relevant Interest Payment Date until any subsequent Interest Period during which one or more Capital Ratio Events or a Write-Up Date occur again in accordance with the terms of the Securities and the Indenture.

Effect of Cancellation of Interest Payment

Interest payments are non-cumulative, and any interest amount (including Additional Amounts with respect thereto, if any), the payment of which is cancelled (in whole or in part) either in the Company’s discretion or because such cancellation is mandatory due to the Interest Payable Amount Limitation, will be deemed not to have accrued and will not be due and payable at any time thereafter, and the Company shall be discharged and released from any and all of its obligations to pay such cancelled interest (and Additional Amounts with respect thereto, if any) on the Securities. Non-payment of such cancelled interest (or Additional Amounts with respect thereto, if any) shall not constitute a breach, a default, an event of default or an event of acceleration under the terms of the Securities or the Indenture. Accordingly, Holders of the Securities will not have any claim therefor, whether or not interest is paid in respect of any other period.

Each Holder of Securities by his or her acceptance thereof shall thereby agree that if any payment of interest in respect of the Securities all or part of which should have not been paid to such Holder upon the proper application of the optional or mandatory cancellation of interest payment provisions is made to such Holder, such payment shall be deemed null and void, and such Holder or the Trustee or Paying Agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of the payment within ten days after receiving notice of the payment, and shall also thereby agree that any liabilities of the Company to such Holder in respect of interest on the Securities which was cancelled under the optional or mandatory cancellation of interest payment provisions shall not be set off against any liabilities of such Holder owed to the Company.

Cessation of Accrual of Interest

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, no interest shall accrue on the Securities (i) during the period when the Current Principal Amount of the Securities is, or is deemed under Section 3.12 of the Indenture to be, one cent per $1,000 in Original Principal Amount, (ii) after the date fixed for redemption, or (iii) during any period where a Liquidation Event occurs and continues.

“Current Principal Amount” means at any time:

(i)

with respect to the Securities outstanding, the then outstanding principal amount of such Securities, being the Original Principal Amount of such Securities at issuance, as such amount may be reduced on one or more occasions pursuant to a Going Concern Write-Down and/or reinstated on one or more occasions following a Write-Up, as the case may be, in accordance with the terms of the Securities and the Indenture; or

(ii)

with respect to any other liabilities or obligations, the then outstanding principal amount of such liability or obligation, as calculated in accordance with its terms and conditions, including the application of write-down or write-up provisions, if any.

The term “principal” of the Securities means, as the context requires, the Current Principal Amount of the Securities at any relevant time and, where such term is used in relation to any payment, the principal if, when and to the extent due and payable under the Indenture and the Securities of any applicable series.

“Original Principal Amount” means, with respect to the Securities and any other liabilities or obligations, the principal amount of such Securities or other liability or obligation on the date such Securities or other liability or obligation was issued or created.

7.	Optional Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Banking Regulations), be redeemed at the option of the Company, in whole, but not in part, on [   ] or on a subsequent Reset Date occurring on each fifth year anniversary thereafter, on not less than 25 days nor more than 60 days’ prior notice to the Holders and to the Trustee, at a redemption price equal to 100% of the Original Principal Amount of the Securities (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any); provided, however, that the Company shall not have such option to redeem the Securities, as described herein, if the Current Principal Amount of the Securities has been subject to one or more Going Concern Write-Downs and such written down amount has not be reinstated in full on the date fixed for redemption.

8.	Optional Tax Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Banking Regulations), be redeemed at the option of the Company, in whole, but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines prior to giving notice of redemption that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [   ], (i) the Company is, or on the next Interest Payment Date would be, required to pay any Additional Amounts in respect of Japanese Taxes, or (ii) any interest on the Securities ceases to be treated as being a deductible expense for the purpose of the Company’s corporate tax, and, in each case of (i) or (ii) above, such event cannot be avoided by measures reasonably available to the Company; provided, that in the case of (i) above, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of Additional Amounts if a payment in respect of the Securities were then due.

Prior to making any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a Responsible Officer of the Company stating that the conditions precedent to such redemption have been fulfilled and an opinion of an independent tax counsel or tax consultant of recognized standing reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders of the Securities.

9.	Optional Regulatory Redemption

The Securities may, subject to prior confirmation of the FSA (if such confirmation is required under the Applicable Banking Regulations), be redeemed at the option of the Company, in whole, but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if the Company determines after consultation with the FSA that there is more than an insubstantial risk that the Securities may not be partially or fully included in the Company’s Additional Tier 1 Capital under the applicable standards set forth in the Applicable Banking Regulations.

Prior to making any notice of redemption of the Securities pursuant to the foregoing, the Company will deliver to the Trustee a certificate signed by a Responsible Officer of the Company stating that the conditions precedent to such redemption have been fulfilled. The Trustee shall accept such certificate as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders of the Securities.

10.	No Events of Default or Rights of Acceleration

Non-payment of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) or breach of covenants in the Indenture or the Securities or any other event shall not constitute an event of default or an event of acceleration under the Indenture or the Securities or give rise to any right of the Holders or the Trustee to declare the principal of or interest on the Securities to be due and payable or accelerate any payment of such principal or interest, and there are no events of default or circumstances in respect of the Securities that entitle the Holders of Securities or the Trustee to require that the Securities become immediately due and payable.

Upon the occurrence and continuation of a Liquidation Event, Holders of the Securities shall have a Liquidation Claim, payment of which is subject to the subordination provisions as provided in Article 12 of the Indenture.

11.	Supplemental Indentures

The Indenture permits the Company and the Trustee, with the consent (evidenced as provided in the Indenture) of the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding, to enter into supplemental indentures, from time to time and at any time, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series; provided, that no such supplemental indenture shall reduce the principal amount thereof (other than upon the occurrence of a Capital Ratio Event, Non-Viability Event, Bankruptcy Event or Liquidation Event, as provided in the Indenture), or reduce the rate or extend the time of payment of interest thereon (other than upon the occurrence of a Capital Ratio Event, Non-Viability Event, Bankruptcy Event or Liquidation Event or due to the cancellation of interest as provided in the Indenture), or reduce any amount payable on redemption thereof (other than upon the occurrence of a Capital Ratio Event, Non-Viability Event, Bankruptcy Event or Liquidation Event), or change the currency or other terms in or under which the principal, including any amount of original issue discount, premium, or interest on the Security is payable, or change the Company’s obligations to pay any Additional Amounts for any tax, assessment or governmental charge withheld or deducted, if any, or modify or amend any provisions relating to the agreement to subordinate and the terms of subordination of the Securities of any particular series pursuant to the Indenture, or remove, amend or modify the going-concern, non-viability or bankruptcy write-down provisions or the cancellation of interest payment provisions in a manner not permitted to be accomplished without obtaining the consent of the Holders, or impair the right of any Holder to institute suit for any payment on any Security when due; or reduce the percentage of Securities of any series or class, the consent of the Holders of which is required for any such modification of the Indenture, without the consent of the Holders of each Security so affected.

12.	Denominations; Exchange; Transfer

The Securities are issuable only as registered securities without coupons in minimum principal amounts of $[   ] and in integral multiples of $[   ] in excess thereof.

At the office or agency of the Company referred to on the face hereof or the office of the Trustee or Registrar and in the manner and subject to the limitations provided in the Indenture, Securities may be exchanged for a like aggregate principal amount of Securities of other authorized denominations.

Upon due presentment for registration of transfer of this Security at the above-mentioned office or agency of the Company or the office of the Trustee or Registrar, a new Security or Securities of authorized denominations, for a like aggregate principal amount, will be issued to the transferee as provided in the Indenture. No service charge shall be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any duty, tax or governmental charge or insurance charge that may be imposed in relation thereto.

13.	Holders to Be Treated as Owners

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon made by anyone other than the Company or the Trustee or any authorized agent of the Company or the Trustee), for the purpose of receiving payment of, or on account of, the principal hereof and, subject to the provisions on the face hereof and the Indenture, interest hereon and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

14.	Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, or herein, or because of any Indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, executive officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

15.	Governing Law

This Security and the rights of the Holder hereof shall be governed by and construed in accordance with the laws of the State of New York.